Exhibit 10.17

QUOTA SHARE DISABILITY

REINSURANCE AGREEMENT

DWVD No. 900205/03

(hereinafter referred to as the “Agreement”)

between

EDUCATORS MUTUAL LIFE INSURANCE COMPANY

Lancaster, Pennsylvania

(hereinafter referred to as the “Reinsured”)

and

FORTIS BENEFITS INSURANCE COMPANY

Kansas City, Missouri

(hereinafter referred to as the “Reinsurer”)

Effective: January 1, 2003

i

ARTICLE XXVII - SEVERABILITY	15

ARTICLE XXVIII - CONFIDENTIALITY	16

ARTICLE XXIX - PRIVACY	17

ARTICLE XXX - NOTICE	17

SCHEDULE A

SCHEDULE B

SCHEDULE C

SCHEDULE D

ii

DISABILITY REINSURANCE AGREEMENT

This Agreement is between Educators Mutual Life Insurance Company, of, Lancaster, Pennsylvania (hereinafter referred to as the “Reinsured”) and Fortis Benefits Insurance Company of Kansas City, Missouri (hereinafter referred to as the “Reinsurer”) through Disability Reinsurance Management Services, Inc., manager for the Reinsurer (hereinafter referred to as “DRMS”). In consideration of the mutual promises set forth herein, the parties agree as follows:

Article I - Effective Date and Commencement of Liability

1.01	The effective date of this Agreement is 12:01 A.M. Eastern Standard Time January 1, 2003 (hereinafter the “Effective Date”).

1.02	This Agreement shall automatically renew for successive one-year terms unless and until terminated in accordance with the termination provisions herein, in Article XV - Termination.

1.03	This Agreement shall apply to losses occurring under new and renewal Policies, as defined herein, issued on or after the Effective Date.

1.04	The liability of Reinsurer on any Policy covered by this Agreement shall commence on the same day that the Reinsured’s liability commences; however, notwithstanding anything herein to the contrary, the liability of the Reinsurer shall not attach or begin prior to the Effective Date of this Agreement.

Article II - Definitions

As used in this Agreement, the terms set forth below shall be defined and used in accordance with the definitions herein. In case of any conflict between these definitions and any other provisions of the Agreement, it is agreed that the provisions of the Agreement shall control. In the event of any remaining ambiguity the parties may look to custom and usage of such term in the disability insurance and reinsurance industry.

Affiliate – any insurance company which is wholly-owned either directly or indirectly by the Reinsured.

Automatic Reinsurance – Reinsurance of Policies which are written by the Reinsured and ceded to Reinsurer in accordance with Article V – Acceptance of Reinsurance, sub-section 5.01.

Claim – a claim for benefits under a Policy.

Claim Expenses – the third-party and external expenses and costs incurred by DRMS, as the Reinsurance Intermediary Manager and/or the Reinsured, in accordance with Article IX – Adjudication and Settlement of Claims, on behalf of the Reinsured and Reinsurer such as but not limited to, costs of obtaining medical records from health care providers and costs of obtaining independent medical, evaluations in the course of evaluating, investigating and deciding a Claim.

Compensatory Damages – those amounts awarded to compensate for actual damages sustained and not as a penalty or fixed in amount by statute, including but not limited to, any valid pre and post judgment interest.

Contractual Benefits – coverages and benefits extended to insureds and specified in the Policy or Policies defined herein.

Costs of Litigation or Arbitration – all costs and expenses, including attorney fees, incurred by a party in connection with the defense of a Dispute as defined herein.

Covered Business – The Policies described in Schedule A – Covered Business attached hereto and made a part hereof.

Dispute – A challenge by a claimant or an insured to (a) the denial of Contractual Benefits under a Policy; (b) the calculation of the amount or term of payment of such benefits; or (c) to any other matter arising under a Policy, whether through arbitration or litigation; or a challenge by the Reinsured to the Reinsurer’s decision regarding coverage of a particular Claim.

Extra-Contractual Amounts – sums, damages or amounts above, beyond and/or outside of Contractual Benefits which may include, but are not necessarily limited to, fines, Statutory penalties, Punitive Damages, exemplary damages, Compensatory Damages, consequential damages, and an insured’s or claimant’s costs and expenses, including attorneys’ fees in pursuing litigation or arbitration.

Facultative Reinsurance – Reinsurance of Policies that are written by the Reinsured and accepted by the Reinsurer in accordance with Article V – Acceptance of Reinsurance, sub-section 5.02.

Groups – any employer or other group which submits an application for issuance of a Policy by the Reinsured.

Gross Collected Premium – the total premium collected by the Reinsured on all Policies.

Reinsurer – the Reinsurer under this Agreement.

Policy/Policies – the insurance that is written by the Reinsured and reinsured with Reinsurer pursuant to this Agreement.

Punitive Damages – those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

Quota Share – the percentage of the Underlying Risk which is not ceded to the Reinsurer, but which is retained by the Reinsured.

Reinsured – Educators Mutual Life Insurance Company including any agents or representatives acting on behalf of such company, it being understood that DRMS and the Reinsurer stated herein shall not be included in this term.

Reinsured Percentage – the percentage of the risk premium on each of the Policies set forth in the attached Quota Share Schedule, which is ceded to Reinsurer.

Reinsurance Rate – The rate charged to the Reinsured by the Reinsurer for the Reinsurance Premiums on any reinsured Policy.

Reinsurance Premiums – the amount due to the Reinsurer from the Reinsured for reinsurance coverage of the Covered Business ceded to and accepted by the Reinsurer, as set forth in more detail on Schedule D – Remittances to the Reinsurer, attached hereto.

Reinsurer – Fortis Benefits Insurance Company or any other A or better rated insurance company chosen by DRMS to provide reinsurance benefits in accordance with the terms and conditions of this Agreement.

Statutory Penalties – those amounts that are awarded as a penalty but fixed in amount by statute.

Article III - Reinsurance Coverage

3.1	Nature of Coverage. On and after the Effective Date, the Reinsured’s liability, for the Reinsurer’s Reinsured Percentage, for certain monthly income benefits for the Policies qualifying as Covered Business under Schedule A – Covered Business hereto, and either Automatically Reinsured, in accordance with Article V- Acceptance of Reinsurance, sub-section 5.01, or accepted as Facultative Reinsurance by the Reinsurer under Article V- Acceptance of Reinsurance, sub-section 5.02, shall be ceded to and reinsured by the Reinsurer, in accordance with the terms and conditions of this Agreement.

3.2	Duration of Obligations. Reinsurance for any Covered Business under this Agreement shall be maintained in force until the earlier of (i) the liability of the Reinsured under such Policy is no longer in force or (ii) the termination of this Agreement in accordance with the provisions herein and the fulfillment of the criteria regarding Recapture pursuant to Article XIV - Recapture.

Article IV - Terms of Reinsurance

4.1	Reinsurance under this Agreement shall be subject to, and benefit from, all the terms and conditions of the Policies. Reinsurance is provided only for Policies ceded to and accepted by the Reinsurer in accordance with the terms and conditions of this Agreement and the attached Schedules.

4.2	In no event shall reinsurance under this Agreement be in force with respect to a Policy unless the Reinsured is authorized to write and issue the Policy under the laws of all applicable jurisdictions and the Reinsured’s corporate charter.

4.3	In no event shall reinsurance under this Agreement include any liability resulting from the participation by the Reinsured in any insurance or reinsurance pool, insolvency fund, guaranty fund, or similar arrangements which provide for assessment of liabilities against the Reinsured.

4.4

Reinsurer shall be bound by any Reinsurance Rate specified by it with respect to a particular Policy or Policies. Reinsurer reserves the right to change the Reinsurance Rate when the Reinsured has the right to (a) terminate such Policy or Policies; or (b) change the rates charged for such Policy or Policies. Any such change to the Reinsurance Rate will require at least sixty (60) days advance written notice by Reinsurer, provided however that the sixty (60) days advance written notice must precede (a) the last day on which the Reinsured may cancel, terminate or renew an in-force Policy, or (b) charge a new insurance premium under the Policy. This advance notice will be binding upon the Reinsured.

Article V - Acceptance of Reinsurance

5.1	Automatic Reinsurance. The Reinsured shall cede and the Reinsurer shall accept on an automatic basis Policies described in Schedule B – Terms for Acceptance of Reinsurance, attached hereto, if the following conditions are met:

5.1.1	The Reinsured shall retain net to its own account its Quota Share participation as set forth in Schedule C- Quota Share Percentage hereto, provided however that nothing herein shall prohibit the Reinsured from ceding any portion of its net retention to an Affiliate of the Reinsured.

5.1.2	The Policy is underwritten in accordance with the underwriting rules, rates and practices established or approved by Reinsurer; and

5.1.3	The Reinsured has not made a facultative application to the Reinsurer with respect to the Policy.

5.2	The Reinsurer shall have the right to change the underwriting rules, rates, forms and practices to be used by the Reinsured for Policies subject to Automatic Reinsurance, upon ninety (90) days advance written notice to the Reinsured.

5.3	Facultative Reinsurance. The Reinsured shall cede and the Reinsurer will have the option of accepting on a facultative basis Policies described in Schedule B – Terms for Acceptance of Reinsurance as follows:

5.3.1	The Reinsured shall submit to the Reinsurer the policy form census data, and such other data as may be required by the Reinsurer. The Reinsurer shall then promptly instruct the Reinsured in writing of its decision (the “Consent Document”) to accept, reject, or limit liability on the Policy within the terms of this Agreement;

5.3.2	Restrictions or qualifications for providing such reinsurance shall be set forth in the Consent Document; and

5.3.3	An underwriting analysis prepared by the Reinsurer in making its determination to accept, reject, or limit liability shall, at the request of the Reinsured, be made available to the Reinsured.

5.4	Limitations on Acceptance of Reinsurance. Regardless of whether a Policy is Facultatively or Automatically reinsured, the following conditions shall apply before a Policy will be considered reinsured pursuant to this Agreement.

5.4.1

For all Groups applying for a Policy, in response to which the Reinsured issues a quote without advance notice to the Reinsurer, intending the coverage to be reinsured as Automatic Reinsurance, the Reinsurer will accept the coverage as

Automatic Reinsurance at the Reinsurance Rate quoted, provided the Reinsured has used the rate basis and underwriting guidelines previously approved by the Reinsurer for determining the acceptability and rate for the Group.

5.4.2	The Reinsurer reserves the right to limit or reject liability for Groups quoted by the Reinsured without advance notice to the Reinsurer provided the Reinsured has not used the rate basis and underwriting guidelines previously approved by the Reinsurer.

5.5	Exclusive Reinsurance. The Reinsured may not pursue other means of reinsurance coverage for the liability other than the Reinsured’s Quota Share from any other Reinsurer or entity on any Policy, unless the Policy has not been reinsured on an automatic basis hereunder and Reinsurer has rejected the Policy on a facultative basis and then only to the extent of the rejected coverages.

5.6	Evidence of Insurability. If the Reinsurer requires evidence of insurability on any individual(s) applying for insurance coverage, the Reinsured can accept liability for any applicant in a Group using forms and procedures agreed to in advance with the Reinsurer. Issuance of a Policy or Policies by the Reinsured in accordance with the terms of this Agreement shall not waive this right of the Reinsurer.

5.6.1	The final Policy approved by the Reinsurer will contain any such requirements for evidence of insurability.

5.6.2	The Reinsured shall keep and maintain all records of evidence of insurability, including but not limited to applications and medical forms, as the Reinsurer may deem necessary or appropriate and in accordance with applicable law. These records shall be open for inspection, copying and use by the Reinsurer at its sole discretion. The Reinsured retains full ownership of all such records.

Article VI - Policy Forms and Rates

The Reinsured shall utilize only Policy forms and insurance rates, which have been approved by appropriate state, provincial or other regulatory authorities, and approved by the Reinsurer prior to use. The Reinsured shall be responsible for filing and obtaining approval, where necessary, from state insurance departments, all such Policy forms and insurance rates. If the forms and rates have been approved by the Reinsurer and issued by the Reinsured in accordance with the provisions of this Agreement, the Reinsurer shall be deemed to have approved of all terms of said forms.

Article VII - Payments by Reinsured

7.1	Each month the Reinsured shall pay Reinsurer the Reinsurance Premium set forth on and in accordance with the terms of Schedule D – Remittances to the Reinsurer hereto. The Reinsured shall make these payments by the 15th day of the month following the month in which such Reinsured Premium became due. The Reinsured shall not be entitled to offset any claim payments under the Policy due, from the Reinsurance Premium payment to the Reinsurer.

7.2	The Reinsured shall remit the Reinsurance Premiums to Reinsurer together with the premium reports required by the provisions of Article VIII – Reports and Records.

7.3	In the event of overdue premium under a Policy, the Reinsured shall take appropriate action to terminate all prospective liability in accordance with the provision of the Policy. The Reinsured shall institute its usual collection procedures for past due premiums on all Policies for which premiums remain unpaid ninety (90) days following their due date to Reinsured. If the Reinsured fails to take appropriate action to terminate all prospective liability, Reinsurer reserves the right to terminate the reinsurance provided under this Agreement with respect to those Policies for which the premiums remain unpaid ninety (90) days past their due date to Reinsured. Such termination by the Reinsurer shall be in accordance with Article XV – Termination, sub-section 15.03 herein, notwithstanding any other provision in Article XV – Termination of this Agreement.

7.4	The payment of Reinsurance Premiums in accordance with the provisions of this article is a condition precedent to the liability of Reinsurer under this Agreement.

7.5	If Reinsurance Premiums are not paid when due, Reinsurer may terminate this Agreement or any particular Policy for which Reinsurance Premiums are not timely paid, in accordance with the termination provisions of Article XV – Termination herein. Reinsurer shall have the right to reinstate any such Policy or Policies after payment is made in full, subject to an applicable reinstatement date and other conditions as determined by Reinsurer in writing.

7.6	Each month, as set forth in Article IX – Adjudication and Settlement of Claims, sub-section 9.08, the Reinsured shall also pay its proportionate Quota Share of Claims Expenses incurred by DRMS, on behalf of the Reinsured and the Reinsurer, in accordance with the procedures established by DRMS, on behalf of the Reinsurer and Reinsured.

Article VIII - Reports and Records

8.1	Within fifteen (15) days after the end of each month, the Reinsured shall send Reinsurer a premium report as mutually agreed upon. Such report shall notify Reinsurer of all Policies for which premium remains unpaid sixty (60) days following the due date. Reports to be mutually agreed upon by both parties.

8.2	The Reinsurer may, at any reasonable time and upon reasonable notice, have access to, inspect and copy the books, files, and records of the Reinsured relating in any way to this Agreement and/or the reinsurance provided hereunder, including but not limited to the Policies, underwriting, reserving, premium billing, collection, and accounting with respect to the Policies, and Claims reinsured under this Agreement. DRMS’ claim files may be turned over to the Reinsured seven (7) years after the final termination of a claim.

Article IX - Adjudication and Settlement of Claims

9.1	Promptly upon receipt, and in no event less than three business days from the date of Reinsured’s receipt, the Reinsured shall transmit to the Reinsurer or DRMS, all notices of claim, written proofs of loss, and supplemental statements of disability with regard to a Claim, as may be reasonably required by the Reinsurer, on forms approved by the Reinsurer. Compliance with this obligation shall be a condition precedent to recovery under this Agreement.

9.2	DRMS on behalf of Reinsurer will evaluate and, to the extent it deems necessary, investigate the existence and amount of liability and make a timely claim recommendation to the Reinsured. The Reinsured, or its duly authorized representative shall make the final determination concerning the nature and extent of its liability under its policies. In so doing, the Reinsured shall act in accordance with high quality, standard industry-wide claims practices applicable to all claims, including non-reinsured claims, shall pay claims in accordance with the terms and conditions of the Policies, and shall in all cases act in good faith in light of any advice offered by DRMS, on behalf of the Reinsurer with respect to a particular claim. The Reinsured’s final determination shall be based upon a reasoned determination regarding (a) whether the Claim is covered under the applicable Policy; (b) whether the Claim triggers entitlement to any benefit; and (c) the calculation of the amount of any benefit to be paid in accordance with Policy provisions.

9.3	The Reinsured acknowledges that all claim decisions are the final responsibility of the Reinsured and that any advice or direction sought from Reinsurer does not constitute discretionary authority to adjudicate claims by either DRMS or Reinsurer in the settlement of claims by the Reinsured.

9.4	The Reinsured, or DRMS, at the Reinsured’s written direction, shall take prompt and diligent steps to collect any overpayments made on any Claim. The Reinsured shall cooperate fully with the Reinsurer in all appropriate and lawful overpayment collection steps with respect to such Claim overpayments.

9.5	Neither Reinsurer nor DRMS will contact any Claimant under a Claim or Policy insured under a Policy or an agent or broker for a Policy without the Reinsured’s prior consent.

9.6	The Reinsurer shall reimburse the Reinsured for its proportionate share of those Claims for which the Reinsurer has recommended approval for payment. In the event of a payment by the Reinsured for Contractual benefits, claims expenses incurred by the Reinsured in connection therewith shall be shared by the Reinsured and the Reinsurer in the same proportions governing this Agreement.

9.7	The Reinsured shall be liable for and shall pay its proportionate share of Claims Expenses, in accordance with the Reinsured’s Quota Share, incurred by DRMS in the evaluation, investigation, and recommendation made on each Claim.

9.8	If the Reinsurer, in the exercise of its reasonable judgment, determines that the Reinsured’s claims handling practices and/or decisions are not satisfactory to the Reinsurer, the Reinsurer shall notify the Reinsured in writing of that determination. The Reinsured and Reinsurer shall then negotiate, in good faith, whether (a) there will be no change in the current Agreement and relationship between the parties; (b) DRMS will assume responsibility for direct management of all or some of the Claims; (c) to change the management fee, Reinsurance Premium, or Reinsurance Rates; (d) to change the Reinsurer’s Quota Share Percentage; (e) to modify or amend this Agreement; or (f) to adopt any combination of the options described in this provision. In the event the parties are unable to agree on a resolution of this dispute, the Reinsurer may terminate this Agreement as set forth in Article 15.04, or submit the dispute to arbitration as set forth in Article XII herein.

9.9	If the Reinsured does not obtain written agreement from the Reinsurer for the settlement of a claim in addition to or in excess of contractual benefits, unless determined otherwise under a dispute resolution process as set forth in Article XII, the Reinsurer shall have no obligation, liability or exposure to reinsure, reimburse Reinsured, or otherwise participate in the payment of such Extra-Contractual Amounts.”

Article X - Handling of Disputes

In the case of a Dispute by a Claimant or a Policy insured concerning Contractual Benefits under Policy, or Extra-Contractual Amounts, as defined herein, the Reinsured and Reinsurer shall have the following responsibilities:

10.1	Notice. Any party to this Agreement receiving notice that an insured is disputing the denial of benefits under a Policy, or the calculation of the amount or term of payment of benefits, or that any other matter or issue arising under the Policy is being challenged through arbitration or litigation or that Extra-Contractual Amounts are being sought, shall advise the other in writing within fifteen (15) working days of the receipt of such notice. Such timely notice is a condition precedent to the indemnification, reimbursement or any other obligations of the Reinsurer with respect to such Disputes.

10.2	Responsibility. Unless the Reinsured and Reinsurer agree to a different defense approach with respect to a Dispute, the defense shall be handled by the Reinsured.

10.3	Reinsured’s Litigation. During the lawsuit, the Reinsured shall keep the Reinsurer regularly informed and updated on developments in the lawsuit, and shall involve the Reinsurer in all settlement and mediation preparation, strategy, and discussion, in accordance with the joint defense attorney-client privilege.

10.4	Cooperation. The parties shall cooperate fully in good faith in the defense of any Disputes, excluding declaratory relief actions against each other, naming either one, and each may make recommendations to the other regarding the handling of all significant aspects of those Disputes in which it is not named. No settlement of any Dispute which would involve payment by the Reinsured and reimbursement by the Reinsurer can be entered into without the consent of both the Reinsured and Reinsurer.

Article XI - Disputes and Payments by Reinsurer

11.1	Disputes Regarding Contractual Benefits. The Reinsurer shall be liable to the Reinsured for its proportionate share of the Contractual Benefits reinsured under this Agreement and paid by the Reinsured to the extent the Reinsurer has recommended or agreed in writing to such payment.

11.1.1	If the Reinsured takes action on a Claim which is contrary to the Reinsurer’s recommendations or to the terms of this Agreement, without first obtaining the Reinsurer’s express written consent, the Reinsurer’s liability for any Contractual Benefits shall be limited to (i) its proportionate share of the amount which the Reinsurer has recommended be paid, if any, where the Reinsured pays an amount greater than that which the Reinsurer had recommended; or (ii) the proportionate share of the amount which the Reinsured actually pays, where the Reinsured pays an amount which is less than that which the Reinsurer has recommended.

11.1.2	In the event the Reinsurer recommends settlement of a Dispute and advances sums to the Reinsured for the settlement of the Claim or Dispute at any time prior to the 30th day following receipt of notice of such Claim or Dispute, the Reinsurer shall not be liable for any Extra-Contractual Amounts attributable solely to any subsequent failure or refusal of the Reinsured to settle the Claim or Dispute for an amount equal to or less than the amount recommended by the Reinsurer.

11.1.3	In the event the parties, having negotiated in good faith, cannot agree on the amount to be reimbursed by the Reinsurer for Contractual Benefits, the issue shall be determined by arbitration in accordance with Article XII - Arbitration.

11.2	Disputes Regarding Extra-Contractual Amounts. If Extra-Contractual amounts are awarded upon judgment and/or affirmed after appeal, or if the parties otherwise agree to share in the payment of any Extra-Contractual Amounts, responsibility for the payment of such amounts shall be as follows:

11.2.1	The parties may pay Extra-Contractual Amounts awarded, in such amounts as they agree, in writing.

11.2.2	The Reinsurer shall only participate in the payment of Extra-Contractual Amounts awarded, if the Reinsurer elected in writing to join in the conduct resulting in the Claim or Dispute or if the Reinsurer was an active party and recommended the act, omission or course of conduct which ultimately resulted in the assessment of such Extra-Contractual Amounts.

11.2.3	In those circumstances when the Reinsurer is obligated to pay Extra-Contractual Amounts, the amount to be paid by each party shall be based upon an equitable apportionment of the respective fault of the parties, and not upon the parties’ respective proportionate share of the Claim that gave rise to the Extra-Contractual Amount under this Agreement. Fault shall be assigned on a percentage basis to the party or parties whose acts or omissions were responsible for the imposition of the Extra-Contractual Amounts. Such equitable determination of fault is solely for the purpose of efficient administration of the Agreement and for determining who shall assume liability for the payment of Extra-Contractual Amounts as well as the Costs of Litigation in the instances described in Article 11.3.

11.3	In the event the Reinsurer actively participates in the defense of a Disputed Claim, it shall be wholly liable for its own Costs of Litigation.

11.4	Advances. If the Reinsurer approves a lump sum settlement of a Claim, the Reinsurer shall make advancements to the Reinsured in the following amounts; (a) for the benefit portion of the settlement, its proportionate share under this Agreement including its proportionate share of any interest; and (b) for any Extra-Contractual Amounts, to be decided on a case-by-case basis. Advances by the Reinsurer for the benefit portion of a settlement shall not constitute any admission of liability whatsoever for any Contractual Benefits or Extra-Contractual Amounts.

Article XII – Arbitration

12.1	Formal Dispute Resolution. Before initiating formal arbitration proceedings to resolve any Dispute between the Reinsured and the Reinsurer, the Reinsured and Reinsurer shall make best efforts to resolve all disputes through negotiation. Specifically, in the event of such Dispute, each Party shall designate a representative to confer and attempt to resolve this Dispute within a twenty (20) calendar day period.

12.2	All differences between the Reinsured and the Reinsurer on which agreement cannot be reached, including those arising out of as well as those relating to this Agreement, will be decided by arbitration in accordance with the rules and procedures set forth herein, except for those matters which are left to the sole discretion of the Reinsurer under the terms of this Agreement. As a condition precedent to any right of action hereunder, if any dispute arises between the Reinsured and Reinsurer arising out of or relating in any way to this Agreement, whether the dispute arises before or after termination of the Agreement, such dispute, upon written demand of either party, shall be submitted to three arbitrators. The party demanding arbitration shall designate its arbitrator in the written demand.

12.3	The arbitrators will interpret this Agreement in accordance with its terms, the terms of the applicable Policy, if any, and, as applicable, federal or state law, without regard to choice of law principles.

12.4	Unless the parties mutually agree otherwise, the arbitrators and umpire must be disinterested current or retired executive officers of accident and health, life insurance, or reinsurance companies assuming disability insurance coverages or attorneys with a recognized expertise in disability insurance and/or disability reinsurance fields.

12.5	One of the arbitrators is to be appointed by the Reinsured and one by the Reinsurer and these two will select an umpire. If the party not instituting the arbitration refuses or neglects to appoint an arbitrator within thirty (30) days after the receipt of written notice from the requesting party, the requesting party may appoint the other party’s arbitrator. If the two arbitrators selected by the parties, or by the one party as set forth herein, fail to agree in the selection of a third arbitrator within thirty (30) days of their appointment, each of them shall name three, of whom the other shall decline two and the decision shall be made by drawing lots.

12.6	The arbitrators have the discretion to determine what is relevant evidence to the Dispute. The arbitrators shall issue a reasoned decision in writing, explaining its findings and the factual and legal bases for its findings. If allowed by the applicable state or federal law the arbitrators shall be entitled to award reasonable attorneys’ fees and Extra-Contractual, but not punitive damages.

12.7

The arbitrators’ decision will be by a majority vote and will be final and binding on both parties. Each party will have full appellate rights permitted under applicable law, including the Federal Arbitration Act, with respect to the arbitrator’s decision. Judgment may be entered upon the final decision of the arbitrators in any court having proper jurisdiction. Each party shall bear the expenses of its appointed arbitrator and shall share equally in the reasonable expenses of the umpire and the costs of the arbitration proceedings. The arbitration shall take place in the State of Pennsylvania unless otherwise mutually agreed by the parties.

12.8	Evidence to be Considered in a Dispute Regarding Contractual Benefits. In the event that an arbitration involves a dispute regarding Contractual Benefits, the arbitrators shall determine to what extent, if any, the benefits in dispute should have been paid, using the terms of the Policy in question, this Agreement, and the facts particular to the Claim. To the extent the arbitrators determine benefits in dispute are payable, the Reinsurer shall reimburse to the Reinsured its proportionate share in accordance with this Agreement.

12.9	Evidence to be Considered in a Dispute Regarding Extra-Contractual Amounts. In the event that an arbitration involves a dispute regarding Extra-Contractual Amounts, the arbitrators’ decision shall be governed by the equitable allocation requirements of Article XI – Disputes and Payments by the Reinsurer, sub-section 11.2.2.

Article XIII – Reinstatements

If a Policy lapses for nonpayment of premium and is reinstated in accordance with the terms and the rules of the Reinsured, the Reinsurer may reinstate its reinsurance of the Policy. The Reinsured shall include such reinsurance of this Policy in the first report submitted to Reinsurer in accordance with Article VIII – Reports and Records herein, the “Reports” following the reinstatement. If the Reinsured collects premiums in arrears from the Policyholder of the Policy, the Reinsured shall pay Reinsurer its Reinsurance Premium, together with interest at the same rate and in the same manner as received by the Reinsured under the Policy.

Article XIV – Recapture

14.1	Recapture at the Option of Reinsured. In the event of termination of this Agreement by Reinsured as provided under Article XV - Termination, and at the option of the Reinsured, the Reinsured may recapture one hundred percent (100%) of the Reinsurer’s liability for Policies reinsured hereunder after the first anniversary of the termination date of this Agreement, and upon ninety (90) days advance written notice, given by the Reinsured at any time after this first anniversary of the termination date.

14.2	Recapture Prior to Termination. The Reinsured may, with 90 (ninety) days advance written notice and, at its option, recapture up to 10% of the Reinsurer’s liability for Policies reinsured hereunder as of January 1st of any year. At no time will the Reinsurer’s liability for Policies reinsured be allowed to go below forty percent (40%) Quota Share participation without the prior approval of the Reinsurer.

14.3	Circumvention. The recapture will begin on the first of the month following expiration of the ninety (90) day notice period. Recapture will not be circumvented or avoided by:

14.3.1	termination and reissue by the Reinsured of a Policy or Policies, or

14.3.2	issuance of all or a portion of the Policy through a subsidiary or affiliate of the Reinsured without the Reinsurer’s written consent. Consent shall not be withheld if Policy termination was at the policyholder’s request and the Reinsurer is presented with reasonable evidence that the Reinsured did not instigate such request.

Article XV – Termination

15.1	Termination by Mutual Agreement. This Agreement may be terminated in whole or in part, with respect to all or any particular Policy or Policies, at any time by mutual written agreement of the parties.

15.2	Termination without Cause. On ninety (90) days written notice, this Agreement may be terminated by either party with respect to any Policy or all Policies covered under this Agreement but not yet ceded to the Reinsurer and accepted by the Reinsurer as Covered Business hereunder.

15.3	Termination For Non-payment of Premium. If the Reinsured fails to terminate a Policy for non-payment of the premium by the Policyholder to the Reinsured, as set forth in Article VII – Payments by Reinsured, sub-section 7.3, the Reinsurer shall have the right to terminate its reinsurance for the Policy, effective as of the end of the grace period in the Policy for payment of premium by the Policyholder.

15.4	Termination under Article IX – Adjudication and Settlement of Claims, sub-section 9.9. In the event the parties are unable to resolve a disagreement of the type described in Article IX – Adjudication and Settlement of Claims, sub-section 9.9, the Reinsurer, at its option, may terminate this Agreement on ninety (90) days prior written notice to the Reinsured.

15.5	Immediate Termination with Notice. This Agreement may be terminated by either party, immediately upon delivery of written notice in the event the Reinsured or Reinsurer loses its license and/or authority to conduct insurance business in any state.

15.6	Automatic Termination without Notice. This Agreement shall automatically terminate upon the earlier of a filing for bankruptcy protection by either party or the adjudication by a court of competent jurisdiction that either party is bankrupt.

15.7	Termination with Cause. This Agreement may be terminated at any time in whole or in part with respect to any one Policy or Policies, by either party for cause, including in the event that the Reinsured or Reinsurer is deemed to be in default of any of the material terms contained in this Agreement. In the event of default, the non-defaulting party must give written notice of such default and there shall be a thirty (30) day period within which the defaulting party shall have the opportunity to cure the default, before notice of termination can be given. If the default is not cured, then notice of termination must be given to the defaulting party, in writing and as set forth herein. Termination in the event of default and written notice shall be effective immediately upon receipt of written notice. Default by the Reinsured shall include, but is not limited to, the failure of the Reinsured to collect premium payments owed by an insured within ninety (90) days from the due date, and/or to timely remit any Reinsurance Premiums to the Reinsurer.

15.01	Ongoing Obligations of the Parties.

15.5.1	Upon termination of this Agreement, no parties shall have any further obligation pursuant to the terms of this Agreement except for (i) obligations occurring prior to the date of termination, and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement.

15.5.2	Termination of this Agreement with respect to any Policy or Policies in force as of the date of termination shall not terminate the rights and liabilities either party incurred prior to such termination. However, Reinsurer shall have no liability on any Policy or Policies that were not issued and in force as of the date of termination.

Article XVI - Statutory Provisions – Insolvency

16.1	General Terms. The Reinsurer agrees that all reinsurance under this Agreement shall be payable by the Reinsurer on the basis of the liability for payment, if any, of the Reinsured under each Policy reinsured under this Agreement without diminution because of the insolvency of the Reinsured, and the Reinsurer assumes liability for such reinsurance as of the effective dates of such Policies. Any such payments by the Reinsurer shall be made directly to the Reinsured or to its liquidator, receiver, or statutory successor. In the event of the insolvency of the Reinsured, the liquidator or receiver, or statutory successor of the Reinsured shall give written notice of the pendency of a Claim against the Reinsured with respect to Policies within a reasonable time after such Claim is filed in the insolvency proceedings. During the pendency of such Claim, the Reinsurer may investigate such Claim and interpose, at its own expense, in the proceeding where such Claim is to be adjudicated, any defense or defenses which it may deem available to the Reinsured or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Reinsured as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

16.2	Defenses to Payment. This insolvency clause shall not preclude the Reinsurer from asserting any excuse or defense to payment of reinsurance other than the excuses or defenses on the insolvency of the Company and the failure of the Reinsured’s liquidator, receiver, conservator or statutory successor to pay all or a portion of any Claim.

Article XVII – Reserves

The Reinsurer shall maintain legal reserves with respect to unearned premiums and Claims hereunder and, upon request, shall furnish the Insurer evidence of such reserves. In the event the reserves reported by the Insurer and the Reinsurer for the business reinsured hereunder are materially different, the parties agree to cooperate with each other in reconciling such difference. If the difference cannot be reconciled, the parties may submit the matter to arbitration.

Article XVIII – Statutory Reserve Credit

The Reinsurer represents it is currently authorized to conduct the business of reinsurance in the District of Columbia and all states of the United States, except for the State of New York, and is not aware of any fact that would prevent the Insurer from taking a full statutory credit applicable to Policies in all jurisdictions other than New York. The Reinsurer will confirm, at least annually, at the Insurer’s request, that the above representation continues to be true.

Article XIX – Complete Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements with respect to the subject matter hereof, whether written or oral. Nothing contained in this Agreement or in the forms issued by the Reinsured shall create any right or legal relation between the Reinsurer and any person holding or owning such policy form or forms, or the insured or beneficiary under same, or any sales representative or employee of the Reinsured; the liability of the Reinsurer is limited to the parties to and the terms of this Agreement. This Agreement may only be modified in writing, signed by the authorized officers of DRMS, on behalf of the Reinsurer, and the Reinsured.

Article XX – Delays, Errors, or Omissions

Inadvertent delays, errors or omissions made by either party in connection with this Agreement shall not relieve the other party from any liability or duty which would have attached had such delay, error or omission not occurred, provided that such error or omission is rectified as soon as reasonably possible after discovery. Failure of either party to complain of any act or omission on the part of the other party, no matter how long the act or omission may continue, shall not be deemed to be a waiver by said party of any of its rights under this Agreement. A waiver by either party at any time, express or implied, of the breach of any term or condition of this Agreement shall not be deemed a waiver or any other terms or conditions of this Agreement, nor a consent to any subsequent breach of the same or other conditions of this Agreement.

Article XXI – Assignment

The Reinsured shall not without the prior written consent of the Reinsurer, sell, assign, transfer, or otherwise dispose of this Agreement or any interest in or obligation under this Agreement by voluntary or involuntary act, and any such purported action shall be null and void and of no force and effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective agents, subsidiaries, parent companies, successor entities and permitted assigns.

Article XXII – Governing Law

This Agreement shall be governed by the laws of the State of Pennsylvania without regard to any conflict of law principles.

Article XXIII – Proprietary Material

During the course of this Agreement the Reinsured and the Reinsurer may make technical materials such as underwriting manuals and rating systems available to each other. Each party acknowledges that all such material is offered on a proprietary basis, for the sole purpose of enhancing this Reinsurance arrangement. Further, each party agrees that the original owner of these materials is deemed to be the sole owner of these materials and will not give or communicate such materials to any person or persons who is (are) not a direct party (parties) to this Agreement, except as required by the order of any court or arbitration panel.

Article XXIV – Intermediary

D. W. Van Dyke and Company of Connecticut Inc., 323 Riverside Avenue, Westport, Connecticut 06880, is hereby recognized as the Intermediary negotiating this Agreement for all Covered Business hereunder. All communications, (including, but not limited to, notices, statements, premiums, return premiums, allowances, taxes, claims, claim adjustment expenses recoveries and refunds)) relating thereto shall be transmitted to the Reinsured or to the Reinsurer through the office of D. W. Van Dyke and Company of Connecticut. Payments by the Reinsured to the Intermediary shall be deemed to constitute payment to Reinsurer. Payment by the Reinsurer to the Intermediary shall be deemed only to constitute payment to Reinsured to the extent that such payments are actually received by the Reinsured.

Article XXV – Reinsurer

In the event that DRMS changes the Reinsurer identified herein, it agrees to obtain another “A rated” carrier, as determined by the most current rating of AM Best. If the new Reinsurer poses a competitive business concern to the Reinsured, DRMS will use its best efforts to find a replacement that is acceptable to the Reinsured. Acceptance by the Reinsured shall not be unreasonably withheld, and disapproval of the new Reinsurer by the Reinsured shall not be grounds for termination of this Agreement, unless such new Reinsurer would result in violations of or lack of compliance with any applicable laws or regulations by the Reinsured.

Article XXVI – Access to Records

Reinsurer or the Reinsured may have access, at any reasonable time on reasonable prior written notice, and at its own expense, to inspect, audit and copy all records, files, books and procedures relating to reinsurance under this Agreement. The party subject to inspection shall fully cooperate, including providing any information requested by the other in advance of the inspection or audit. If, or the result of any inspection or audit, the Reinsurer or Reinsured is dissatisfied with the performance of the other party under this Agreement, that party shall, in the exercise of its reasonable judgment, be entitled to exercise the option outlined in Article IX – Adjudication and Settlement of Claims, sub-section 9.04 herein.

Article XXVII – Severability

Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Article XXVIII – Confidentiality

28.1	Nondisclosure. The Reinsured and the Reinsurer may come into the possession or knowledge of confidential and proprietary information of the other in fulfilling obligations under this Agreement. The Reinsured and the Reinsurer agree to hold all such Confidential Information in strictest confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by each of them or by any of their employees or agents, employees and representatives to third parties of any kind, except by advance written authorization.

28.2	Confidential Information Defined. Any information which (1) is not generally available to the public, or (2) has not been lawfully obtained by the disclosing party prior to the date of disclosure to it by the other, and includes but is not limited to:

28.2.1	Information or knowledge about each party’s products, processes, services, finances, customers, research, computer programs, marketing and business plans, claims management and adjudication practices, and reserving methodology; and

28.2.2	Any medical and other personal, individually identifiable information about people or business entities with whom the parties do business, including customers, prospective customers, vendors, suppliers, individuals covered by the Policies subject to this Agreement and each party’s producers and employees.

28.3	Representations. The Reinsured and its agents, employees and representatives will not represent themselves, in writing, as part of the Reinsurer, or refer, in writing, as part of the Reinsurer, or refer, in writing, to the Reinsurer in any Policy forms or promotional materials, without the prior written consent of the Reinsurer.

28.4	Exception to Confidentiality. Nothing in this Article shall prevent either party from disclosing any information or knowledge about the other parties’ response to compulsory process in any regulatory inquiry or other legal proceeding. However, the party being compelled to make such disclosure shall give the other party prompt written notice of the disclosure request to enable that party to take any necessary steps to preserve the confidentiality of information described herein.

28.5	Survival. The parties’ obligations under this Article shall survive the termination of this Agreement.

Article XXIX – Privacy

In recognition of the importance of protecting consumer health and financial information and in consideration of the mutual understandings and undertakings set forth herein, the parties agree to the following:

29.1	The parties represent that they have and that they are in compliance with federal and state laws and regulations, and with policies, standards and procedures for the protection of the privacy of consumer health and financial information obtained under the Agreement.

29.2	The parties agree that all consumer health information and consumer financial information is confidential and to be used only in connection with the services provided under this Agreement.

29.3	The parties agree to permit each other access to the policies, standards and procedures each as implemented for the protection of privacy of consumer health and financial information and further agrees to provide written copies of such policies, standards and procedures upon written request.

29.4	For purposes of this Amendment: (1) “consumer health information” means any information or data other than age and gender, that relates to the past, present or future physical, mental or behavioral health or condition of an individual, provision of health care to an individual, or payment for health care. Consumer health information includes any such information whether written, oral or in any other form or medium; and (2) “consumer financial information” means all information, other than consumer health information, whether written, oral or in any other form or medium.

29.5	The parties’ obligations under this Article shall survive the termination of this Agreement.

Article XXX – Notice

All official notices, requests, and demands required hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, registered mail, return receipt requested:

1.	If to the Reinsured:

Educators Mutual Life Insurance Company

202 North Prince Street

P.O. Box 83149

Lancaster, PA 17608-3149

Attn: Scott Humpert

Facsimile #: (717) 481-7180

2.	If to the Reinsurer:

Disability Reinsurance Management Services, Inc.

One Riverfront Plaza

Westbrook, ME 04092-9700

Attn: Andrew Bernstein, Secretary, VP & General Counsel

Facsimile #: (207) 591-3265

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers duly authorized so to do as of the date set forth above.

Signed for and on behalf of: EDUCATORS MUTUAL LIFE INSURANCE COMPANY

In Lancaster, PA this 2 day of December 2004

By:
Title	VP & Actuary
Date	12-2-04
Witness:

DISABILITY REINSURANCE MANAGEMENT, signed for and on behalf of: FORTIS BENEFITS INSURANCE COMPANY

In Westbrook, ME this 17th day of Nov. 2004

By:
Title	VP, General Counsel
Date	11-17-04
Witness:

SCHEDULE A

COVERED BUSINESS

A.	Except as expressly excluded herein, the Policies subject to this Agreement and known as Covered Business shall be limited to Accident and Health Policies for Employer Group LTD Plans.

B.	Exclusions. In addition to any exclusions contained in the Policy(ies) reinsured under this Agreement, the Reinsurer shall have no liability for the following:

1.	Any disability insurance policies, and coverage thereunder, governed by a pre-existing reinsurance agreement between the Reinsured and the Reinsurer.

SCHEDULE B

TERMS FOR ACCEPTANCE OF REINSURANCE

A.	Employer Group Plans:

Employer Group Plans for long-term disability benefits shall be accepted by the Reinsurer for reinsurance at the Reinsured Percentage as Automatic Reinsurance, if the proposed group plan applies to less than three hundred (300) Eligible Lives. Employer Group Plans for long-term benefits shall be accepted at the Reinsured Percentage as Facultative Reinsurance, if the proposed group plan applies to three hundred (300) Eligible Lives or more. The Key Series plans and successor products shall be accepted at the Reinsured Percentage as Automatic Reinsurance.

The maximum Benefit reinsured under this Agreement shall not exceed thirty thousand dollars ($30,000) per month per insured.

B.	Definitions: “Eligible Lives” shall mean the number of employees of any given employer Group with access to the disability benefits coverage under the Policy, as determined by the employer.

SCHEDULE C

QUOTA SHARE PERCENTAGE

For Groups with a Monthly Maximum Benefit of six thousand dollars ($6,000) or less:

The Reinsurer’s Quota Share of reinsured benefits provided pursuant to each Claim under the Policy shall equal 50% of each Claim.

The Reinsured’s Quota Share of reinsured benefits provided pursuant to each Claim under the Policy shall equal 50% of each Claim.

For Groups with a Monthly Maximum Benefit in excess of six thousand dollars ($6,000):

The Reinsurer’s Quota Share of reinsured benefits provided pursuant to each Claim under the Policy shall equal 50% of amounts up to six thousand dollars ($6,000) per month for each claimant and 100% of amounts in excess of six thousand dollars ($6,000) per month for each claimant. This excess coverage shall only apply to any claimant with an original gross monthly benefit in excess of six thousand dollars ($6,000). For Claims with a COLA benefit, the Reinsurer shall only pay the portion of the COLA benefit that is attributable to the COLA percentage applied to the benefit amount that the Reinsurer is responsible for in the absence of such COLA benefit.

The Reinsured’s Quota Share of reinsured benefits provided pursuant to each Claim under the Policy shall equal 50% of amounts up to six thousand dollars ($6,000) per month for each claimant and 0% of amounts in excess of six thousand dollars ($6,000) per month for each claimant. For Claims with a COLA benefit, the Reinsured shall pay the portion of the COLA benefit that is attributable to the COLA percentage applied to the benefit amount that the Reinsured is responsible for in the absence of such COLA benefit.

SCHEDULE D

REMITTANCES to the REINSURER

1.	True Group Disability Insurance. The Reinsurer’s Share of Gross Collected Premium for True Group Disability Policies shall be determined by the Reinsurer on a case-by-case (employer group) basis, based upon an expense schedule issued by the Reinsured and upon other factors as may be agreed by the parties. The Reinsurer shall issue a “Sold Case Confirmation” form, establishing the Reinsured Percentage for such Policy. Each Sold Case Confirmation form shall refer to this Agreement, and shall contain an Effective Date, and each such document is hereby incorporated herein by reference.

2.	Furthermore, there shall be a 9% Management Fee on each Group. This fee is calculated based on a ratio of 9/100ths of the premium that would be paid if the Group were 100% reinsured; such rate is labeled on the Sold Case Confirmation form as the “100% Reinsurance Rate”. The “Coinsurance Rate” that is specified on the Sold Case Confirmation form will include both the Management Fee and the premium necessary to cover the Reinsurer’s share of the insured risk.